Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-181718

November 29, 2012

US Airways, Inc.

$546,184,000

2012-2 Pass Through Trusts

Pass Through Certificates, Series 2012-2

Pricing Supplement dated November 29, 2012 to the preliminary prospectus supplement dated November 29, 2012 (as supplemented, the “Preliminary Prospectus Supplement”) of US Airways, Inc. (“US Airways”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class A Pass Through Certificates, Series 2012-2 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2012-2 (“Class B Certificates”)

Amount:	$418,113,000	$128,071,000

CUSIP:	90345W AD6	90345W AE4

ISIN:	US90345WAD65	US90345WAE49

Coupon:	4.625%	6.750%

Make-Whole Spread over Treasuries:	0.50%	0.50%

Available Amount under Liquidity Facility at December 3, 2013:	$28,907,037	$12,916,564

Initial Maximum Commitment Amount under Liquidity Facility:	$29,006,590	$12,967,189

Public Offering Price:	100%	100%

Expected Ratings:

Standard & Poor’s Ratings Services	BBB	B+

Moody’s Investor Service, Inc.	Ba1	B1

Fitch, Inc.	A-	BB-

Underwriting:

Citigroup Global Markets Inc.	$156,792,375	$48,026,625

Goldman, Sachs & Co.	$104,528,250	$32,017,750

Morgan Stanley & Co. LLC	$79,441,470	$24,333,490

Barclays Capital Inc.	$41,811,300	$12,807,100

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$35,539,605	$10,886,035

Concession to Selling Group Members:	0.50%	0.50%

Discount to Broker/Dealers:	0.25%	0.25%

Underwriting Commission:	$5,461,840

US Airways’ Transaction Expenses:	$3,300,000

Underwriting Agreement:	Dated November 29, 2012

Settlement:	December 13, 2012 (T+10) closing date, the tenth business day following the date hereof

Preliminary Prospectus Supplement:	US Airways has prepared a Preliminary Prospectus Supplement, dated November 29, 2012, which includes additional information regarding the Class A and Class B Certificates

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup at 1-212-723-6171, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Morgan Stanley toll-free at 1-866-718-1649, Barclays toll-free at 1-888-603-5847 or BofA Merrill Lynch toll-free at 1-800-294-1322.

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